EXHIBIT 10.15

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT OF ANTHONY M. BRUNO, JR.

THIS AGREEMENT entered into as of August 15, 2006, by and among GREATER COMMUNITY BANK, a New Jersey commercial banking corporation having its principal place of business at 55 Union Boulevard, Totowa, New Jersey 07512 ("Bank"), GREATER COMMUNITY BANCORP, a New Jersey business corporation having its principal place of business at 55 Union Boulevard, Totowa, New Jersey 07512 ("GCB"), and ANTHONY M. BRUNO, JR., residing at 34 Tintle Road, Kinnelon, New Jersey 07405 ("Employee").

R E C I T A L S :

A.     Bank is engaged in the business of commercial banking.

B.     GCB owns Bank.

C.     Employee has been employed by both Bank and GCB for many years in an executive capacity.

D.     The parties hereto entered into an agreement dated as of March 2, 2005 entitled "Employment Agreement of Anthony M. Bruno, Jr." ("Employment Agreement").

E.     The parties hereto wish to amend the terms of the Employment Agreement to reflect certain changes to Employee’s titles with Bank and GCB and to anticipate possible future changes in his titles, on the terms and subject to the conditions described in this Agreement.

NOW, THEREFORE, it is AGREED as follows:

1.     Employment and Duties. The parties reaffirm the terms of the Employment Agreement as amended by this Agreement. Effective August 15, 2006, Employee will commence to serve as Bank's President and GCB's President, in addition to the offices of Chairman and Chief Executive Officer of Bank and GCB and directorships of Bank, GCB and other related entities. Employee furthermore agrees to serve in such other offices of Bank, GCB and/or one or more of their direct and indirect subsidiaries, to which Employee may be appointed from time to time. The parties anticipate and expect that the appointments of Employee as President of Bank and as President of GCB are for an interim period, and that either or both of such appointments are subject to change by the respective Boards of Directors of Bank and GCB. Employee will serve as President of Bank and GCB at the pleasure of their respective Boards of Directors. Employee agrees to resign as President of Bank and/or as President of GCB at the request of their respective Boards of Directors.

2.     Compensation. Employee’s compensation will not be affected by his appointments as President of Bank, President of GCB or any other office, nor will his compensation be affected by his resignation or removal from any one or more of such offices.

3.     Effect on Employment Agreement. Except as amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	GREATER COMMUNITY BANK

/s/ Jeannette Chardavoyne	By:	/s/ Charles J. Volpe
Jeannette Chardavoyne, Secretary		Charles J. Volpe Director

ATTEST:	GREATER COMMUNITY BANCORP

/s/ Jeannette Chardavoyne	By:	/s/ Charles J. Volpe
Jeannette Chardavoyne, Secretary		Charles J. Volpe Chairman, Compensation Committee

WITNESS:	EMPLOYEE

/s/ Jeannette Chardavoyne		/s/ Anthony M. Bruno, Jr.
Jeannette Chardavoyne		Anthony M. Bruno, Jr., individually